                                    EXHIBIT 4

MORRISON KNUDSEN CORPORATION

Morrison Knudsen Plaza/P. O. Box 73                     NEWS RELEASE
Boise, Idaho  83729
Telex:  368439/Phone:  (208) 386-5387         For Further Information Contact:
Fax:  (208) 386-5065                               Corporate Communications


- -------------------------------------------------------------------------------

FOR RELEASE:                       FEBRUARY 18, 1994

                     MK'S MINING GROUP HEADQUARTERS TO MOVE
                                 TO SAN ANTONIO

      Boise -- Morrison Knudsen Corporation announced today that it will relocate its Boise-based Mining Group headquarters to San Antonio, Texas in the summer of 1994.

      The company said the move will combine the engineering, administrative and management skills provided through its Boise office with the earth science
and environmental expertise of its current San Antonio office.   The planned
consolidation will place 88 percent of the Mining Group's domestic personnel in one central location. The group currently has more than 100 salaried employees in Texas at three locations. Nearly 40 are based in San Antonio as part of MK Mining's Gulf Coast Engineering office.

      "As management, marketing, engineering and administrative staffs move closer to field operations, direct communication will be enhanced and the operational mines will be better served," said Robert A. Tinstman, President of MK's Mining Group. "We look forward to the move which will further strengthen our competitiveness in a changing marketplace," he added.

      More than 65 percent of the group's salaried domestic employees currently work in Texas and two-thirds of the group's 10 million tons of domestic coal production originates in that state.

      The move will affect approximately 40 of MK's 1,700 Boise employees. In the past two years, MK's Boise employment has risen from 1,266 to 1,671. Last year, more than 700 of MK's 12,000 employees world-wide relocated as new markets opened and new projects began.

                                     MORE

FORM 8-K - EXHIBIT 4

      In addition to its Gulf Coast office in San Antonio, MK's Atascosa Mining Company operates mines near Jourdanton, Texas and employs 27 professionals, engineers and support personnel. The Navasota Mining Company operates mines outside of Bryan, Texas and employs 46. In addition to its professional staff, the group employees approximately 300 hourly personnel at the two mine operations. Last year, the two mines accounted for 6.7 million tons of MK's total coal production.

      The company also cited the realization of NAFTA and its planned expansion into Mexico as another benefit in relocating to San Antonio.

      Morrison Knudsen Corporation (MRN-NYSE) serves the world's power, transportation, environmental, and industrial markets as an engineer, contractor, and manufacturer, offering complete development, operations, and financial services.


FORM 8-K - EXHIBIT 4